Exhibit 99.1

Verso Corporation Reports Second Quarter 2017 Financial Results

MIAMISBURG, Ohio, Aug. 9, 2017 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today reported financial results for the second quarter of 2017, including net sales of $585 million, a net loss of $49 million, and adjusted EBITDA of $(4) million.

Overview
"Despite a challenging second quarter in which profitability was hampered by lower volume and pricing, rising input costs and inventory reduction initiatives, Verso is building momentum toward significantly improved results in the second half of the year as we anticipate realization of price increases, continue to aggressively cut costs and profitably grow our specialty papers business," said Verso Chief Executive Officer B. Christopher DiSantis. "In addition, we've made substantial progress in evaluating Verso's long-term strategic options, which potentially include paper machine conversions to enable expansion or entry into growing markets, enhancements to current assets that support a more profitable product mix, and corporate development opportunities."

Presentation of Predecessor and Successor Financial Results
Verso Corporation (the "Company") adopted fresh-start reporting as of July 15, 2016 (the "Effective Date"), the effective date of its First Modified Third Amended Joint Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code dated June 20, 2016, and the date that Verso emerged from its Chapter 11 cases. As a result of the application of fresh-start reporting, the Company's financial statements for periods prior to the Effective Date are not comparable to those for periods subsequent to the Effective Date. References to "Successor" refer to the Company on or after the Effective Date. References to "Predecessor" refer to the Company prior to the Effective Date. Operating results for the Successor and Predecessor periods are not necessarily indicative of the results to be expected for a full fiscal year. References such as the "Company," "we," "our" and "us" refer to Verso Corporation and its consolidated subsidiaries, whether Predecessor and/or Successor, as appropriate.

Results of Operations – Comparison of Three Months Ended June 30, 2017 to Three Months Ended June 30, 2016

	Predecessor	Successor
	Three Months	Three Months
	Ended	Ended
	June 30,	June 30,	Three Month
(Dollars in millions)	2016	2017	$ Change
Net sales	$ 630	$ 585	$ (45)
Costs and expenses:
Cost of products sold (exclusive of depreciation,
amortization and depletion)	548	571	23
Depreciation, amortization and depletion	45	27	(18)
Selling, general and administrative expenses	40	24	(16)
Restructuring charges	7	2	(5)
Operating income (loss)	(10)	(39)	(29)
Interest expense	11	10	(1)
Income (loss) before reorganization items, net	(21)	(49)	(28)
Reorganization items, net	12	-	(12)
Income (loss) before income taxes	(33)	(49)	(16)
Income tax expense	-	-	-
Net income (loss)	$ (33)	$ (49)	$ (16)

Comments to Results of Operations - Comparison of Three Months Ended June 30, 2017 to Three Months Ended June 30, 2016

  Net sales for the second quarter of 2017 decreased by $45 million compared to the second quarter of 2016. The sales decline was attributable to both a decrease in total sales volume and a decrease in pricing due to the general softening of demand for coated papers and our capacity reductions at our Androscoggin Mill.
  Gross margin, excluding depreciation, amortization, and depletion expenses, decreased from 13.0% in the second quarter of 2016 to 2.4% in the second quarter of 2017 driven by lower sales volume and pricing, higher input costs, primarily as a result of inflation in chemicals and energy costs partially offset by lower wood costs, the effects of taking market-related downtime at our mills, production mix and reliability issues, and the effect of an accounting policy change adopted in conjunction with fresh-start accounting.
  Depreciation, amortization and depletion for the second quarter of 2017 was lower than the second quarter of 2016, which was attributable to the capacity reductions at our Androscoggin Mill and reduction in the carrying value of our property, plant and equipment as a result of adopting fresh-start accounting.
  SG&A expense reduction was attributable to cost reduction initiatives implemented by management across the organization as well as a reclassification of 2017 SG&A to cost of products sold, attributable to a change in accounting policy adopted in connection with fresh-start accounting.
  Restructuring charges for the second quarter of 2017 are primarily associated with the closure and relocation of the Memphis office headquarters and closure of the Wickliffe Mill. Restructuring charges for the second quarter 2016 consisted primarily of severance and benefit and other costs related to the permanent closure of the Wickliffe Mill.

Results of Operations – Comparison of Six Months Ended June 30, 2017 to Six Months Ended June 30, 2016

	Predecessor	Successor
	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,	Six Month
(Dollars in millions)	2016	2017	$ Change
Net sales	$ 1,320	$ 1,201	$ (119)
Costs and expenses:
Cost of products sold (exclusive of depreciation,
amortization and depletion)	1,166	1,131	(35)
Depreciation, amortization and depletion	93	60	(33)
Selling, general and administrative expenses	87	57	(30)
Restructuring charges	151	4	(147)
Other operating (income) expense	(57)	-	57
Operating income (loss)	(120)	(51)	69
Interest expense	37	19	(18)
Income (loss) before reorganization items, net	(157)	(70)	87
Reorganization items, net	(36)	-	36
Income (loss) before income taxes	(121)	(70)	51
Income tax expense	-	-	-
Net income (loss)	$ (121)	$ (70)	$ 51

Comments to Results of Operations - Comparison of Six Months Ended June 30, 2017 to Six Months Ended June 30, 2016

  Net sales for the first half of 2017 decreased by $119 million compared to the first half of 2016. The sales decline was attributable to both a decrease in total sales volume and a decrease in pricing due to the general softening of demand for coated papers and our capacity reductions at our Androscoggin Mill.
  Gross margin, excluding depreciation, amortization, and depletion expenses, decreased from 11.7% in the first half of 2016 to 5.8% in the first half of 2017 driven by lower sales volume and pricing, higher input costs, primarily as a result of inflation in chemicals and energy costs partially offset by lower wood costs, the effects of taking market-related downtime at our mills, production mix and reliability issues, and the effect of an accounting policy change adopted in conjunction with fresh-start accounting.
  Depreciation, amortization and depletion for the first half of 2017 was lower than the first half of 2016, which was attributable to the capacity reductions at our Androscoggin Mill, the closure of the Wickliffe Mill and the reduction in the carrying value of our property, plant and equipment as a result of the adoption of fresh-start accounting, partially offset by accelerated depreciation in the first quarter of 2017 in connection with the temporary idling of the No.3 paper machine at our Androscoggin Mill.
  SG&A expense reduction was attributable to cost reduction initiatives implemented by management across the organization, reduced pre-reorganization costs as well as a reclassification of 2017 SG&A to cost of products sold, attributable to a change in accounting policy adopted in connection with fresh-start accounting.
  Restructuring charges for the first half of 2017 are primarily associated with the closure and relocation of the Memphis office headquarters and closure of the Wickliffe Mill. Restructuring for the first half of 2016 consisted primarily of non-cash fixed asset write-down charges from the permanent closure of the Wickliffe Mill.
  Other operating income for the first half of 2016 is attributable to the sale of hydroelectric facilities in January 2016.

Guidance

The Company is providing the following guidance:

  2017 Third Quarter
    Sales of $625-640 million
    Price increases announced effective July and August
    Capital expenditures of $16-20 million
    Inventory flat to down slightly
  2017 Full Year
    Capital expenditures of $55-60 million, down from $73 million in 2016, down from Q1 estimate of $55-65 million
    SG&A of $100-110 million, down from Q1 estimate of $110-115 million

Additionally, we have directed our financial advisor, Houlihan Lokey Capital, Inc., to assist us in exploring strategic potential transaction alternatives that may enhance stockholder value. No decision has been made to enter into any transaction at this time, and there is no assurance that our exploration of strategic alternatives will result in any transaction being entered into or consummated, and there is no set timetable for the exploration of strategic alternatives.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
EBITDA consists of earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that Adjusted EBITDA is an operating performance measure commonly used in our industry that provides investors and analysts with a measure of ongoing operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with GAAP.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the presented periods:

	Predecessor	Successor	Predecessor	Successor
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in millions)	2016	2017	2016	2017
Net income (loss)	$ (33)	$ (49)	$ (121)	$ (70)
Income tax expense	-	-	-	-
Interest expense, net	11	10	37	19
Depreciation, amortization and depletion	45	27	93	60
EBITDA	$ 23	$ (12)	$ 9	$ 9
Adjustments to EBITDA:
Reorganization items, net (1)	12	-	(36)	-
Restructuring charges (2)	7	2	151	4
(Gain) loss on disposal of assets (3)	-	-	(57)	-
Pre-reorganization costs (4)	-	-	6	-
Other severance costs (5)	1	5	2	5
Other items, net (6)	3	1	11	4
Adjusted EBITDA	$ 46	$ (4)	$ 86	$ 22

(1)	Expenses and income associated with the Chapter 11 Cases.
(2)

For 2017, charges are primarily associated with the announced closure and relocation of the Memphis office headquarters and closure of the Wickliffe Mill. For 2016, charges are primarily associated with the closure of the Wickliffe Mill, of which $137 million is non-cash.

(3)	Realized gain on the sale of assets was primarily attributable to the sale of hydroelectric facilities in January 2016.
(4)	Costs incurred in connection with advisory and legal services related to planning for the Chapter 11 Cases.
(5)	Severance and related benefit costs not associated with restructuring activities.
(6)

For 2017, costs incurred in connection with the re-engineering of information systems, non-cash equity award expense, costs associated with the temporary idling of the No. 3 paper machine at the Androscoggin Mill, and miscellaneous other non-recurring adjustments. For 2016, costs associated with the indefinite idling of the Wickliffe Mill, non-cash equity award expense, unrealized losses (gains) on energy-related derivative contracts, and miscellaneous other non-recurring adjustments.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to, our guidance for the third quarter of 2017 and the full year of 2017. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2016 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call

Verso will host a conference call on Wednesday, August 9, 2017 at 10 a.m. (EDT) to discuss second quarter 2017 financial results. Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 6435977 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso's website at http://investor.versoco.com/ by navigating to the Events page. This release and Verso's quarterly report on Form 10-Q for the period ended June 30, 2017, will be made available on Verso's website at http://investor.versoco.com/ by navigating to the Financial Information page.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10111150. The replay will be available starting at 12 p.m. (EDT) Wednesday, August 9, 2017, and will remain available until September 9, 2017. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 12 p.m. (EDT) Wednesday, August 9, 2017, and will remain available for 120 days.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contact: Kathi Rowzie, Vice President, Communications and Public Affairs, 937-528-3700, kathi.rowzie@versoco.com